EXHIBIT 99.(p)(2)
                                                               -----------------


                       BABSON-STEWART IVORY INTERNATIONAL
                          INSIDE INFORMATION STATEMENT
                                       AND
           CODE OF ETHICS RELATING TO PERSONAL SECURITIES TRANSACTIONS
                            DATED AS OF MAY 12, 2000

                             PART ONE - INTRODUCTION

This Inside Information Statement and Code of Ethics Relating to Personal Securities Transactions (the "Code") establishes policies and procedures that are reasonably necessary to detect and prevent insider trading and activities that are, or might be, an abuse of fiduciary duties or create conflicts of interest. Any person having questions as to the meaning or applicability of these policies and procedures should contact the designated Compliance Director.

This Code of Ethics applies to:

  1. all employees, officers, directors, and general partners ("Associates") of (Babson-Stewart Ivory International ("BSII").

  2. all employees, officers, directors, and general partners of any company in a control relationship to BSII (e.g., David L. Babson and Company Incorporated ("Babson"), Stewart Ivory & Company (International) Limited ("Stewart Ivory International") and Stewart Ivory & Co. Limited ("Stewart Ivory")) (together with Associates, "BSII Associates") to the extent that any such individual, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the Securities being purchased, sold or considered for purchase or sale by BSII or by BSII investment clients, including, without limitation, the series of the DLB Fund Group for which BSII serves as investment sub-adviser and the Babson-Stewart Ivory International Fund ("Advisory Clients").

BSII expects all of those associated with it to conduct business in accordance with the highest ethical standards and in full accordance with the letter and spirit of all applicable laws and regulations.

Capitalized terms used in this Code that are not otherwise defined have the meanings contained in PART FIVE, Article V: Definitions.
                      ---------------------------------

                     PART TWO - INSIDE INFORMATION STATEMENT

          ARTICLE I: GENERAL POLICIES ON THE USE OF INSIDE INFORMATION

From time-to-time BSII Associates may, either on or off the job, come into possession of Inside Information. It is important for all BSII Associates to understand that anytime they come into

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possession of Inside Information, that same information may become attributable to BSII as a whole. The mere possession of Inside Information is not illegal, unethical or against BSII policy; however, misuse of it is against the law and this Code. The following procedures and guidelines apply to all BSII Associates.

A.   NO TRADING

     Except as (1) permitted below, or (2) with prior written approval from the Compliance Director, no BSII Associate, may directly or indirectly trade Securities either for his or her personal account or for BSII and/or Advisory Client accounts while:

         o they are in possession of Inside Information regarding the issuer of such Securities; or

         o the issuer of such Securities appears on the Restricted List.

     Notwithstanding the above, a BSII Associate, on behalf of BSII and/or its Advisory Clients, may purchase private placement Securities of an issuer even if the issuer has provided BSII and/or its Advisory Clients with Inside Information as part of BSII and/or its Advisory Client's consideration as to whether it will invest in such Securities.

B.   NO COMMUNICATION OF INSIDE INFORMATION

     No BSII Associate may communicate Inside Information or the content of the Restricted List to others who do not have a clear need to know. Any BSII Associate having Inside Information as the result of a fiduciary relationship they might have by reason of a position as an officer or director of another corporation or entity, should not disclose such information to anyone, including the Compliance Director.

















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            ARTICLE II: GUIDELINES FOR IDENTIFYING INSIDE INFORMATION

The following guidelines have been established to assist BSII Associates in avoiding illegal Insider Trading and to aid BSII in preventing, detecting and imposing sanctions against Insider Trading.

A.   IDENTIFYING INSIDE INFORMATION

     Before trading for yourself or for others (including BSII and its Advisory Clients) in the Securities of a company about which you may have Inside Information, you should ask yourself the following questions:

     1. IS THE INFORMATION MATERIAL INFORMATION? "Material Information" in this context means information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a significant effect on the price of a company's Securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger, acquisition or divestiture proposals or agreements, major litigation, liquidity problems, significant management developments, expansion or curtailment of operations, significant increases or decreases in purchase orders, new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, fraud, accounting errors and irregularities, and capital restructuring (including issue of rights, warrants or convertible Securities).

         Material Information about a company does not have to originate from such company. For example, information about the contents of a forthcoming newspaper column or "leaks" from an insider of the issuer that may be expected to affect the market price of a Security can be considered material information.

     2. IS THE INFORMATION NON-PUBLIC INFORMATION? Non-Public Information in this context means information that has not been effectively communicated to the market place. In order for information to be considered "public", one must be able to point to some fact to show that the information is generally available to the public and the Securities markets have had a reasonable time to respond. For example, the following information would be considered public information: (a) information found in a public filing with the SEC or a stock exchange;
         (b) information disseminated by the issuer or Securities analysts to the investment community through written reports or public meetings; or
         (c) information appearing in Bloomberg, Dow Jones News Service, Reuters Economic Services, The Wall Street Journal or other publications of general circulation.


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         Information has not been effectively communicated to the public if there has been: (a) selective disclosure to BSII or other institutional investors or to select groups of analysts or brokers; (b) partial disclosure as long as a material component of the Inside Information remains undisclosed; or (c) insufficient time for the relevant Securities market(s) to trade on the information.

B.   ACTION TO TAKE

     No simple tests exist to determine if information is Material Information or Non-Public Information. If after consideration of the above, you believe that there is any possibility that the information is Material Information and Non-Public Information or if you have any questions whatsoever as to whether the information is Inside Information:

     1.  Report the matter immediately to the Compliance Director;

     2. Do not purchase or sell the Securities on behalf of yourself or others, including Advisory Clients;

     3. Do not communicate the information inside or outside BSII, other than to the Compliance Director or legal counsel;

     4. After the Compliance Director has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information; and

     5. Keep such information secure. For example, files containing Inside Information should be locked in filing cabinets or desks and access to computer files containing Inside Information should be restricted.

C.   RESPONSIBILITY TO UPDATE RESTRICTED LIST

     Each analyst, trader or portfolio manager is individually responsible for ensuring that all issuers, (1) about or whom they have Inside Information or (2) that are Being Considered For Purchase or Sale, are reflected on the Restricted List.







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                       ARTICLE III: "FIREWALL" PROCEDURES

The general partners of BSII have established "Firewalls" between their respective organizations. The Firewalls exist so that, to the extent practicable, Inside Information that BSII Associates have will not be passed or imputed from one general partner to the other without clear need to know. The Firewalls also exist to ensure, to the extent practicable, that the voting and investment powers over Securities held by each general partner and their respective affiliates are exercised independently from the other. Each general partner of BSII may adopt additional or amend existing Firewalls. The primary guidelines for such policies and procedures are as follows:

A.   CONFIDENTIALITY

     BSII Associates shall make every effort to maintain the confidentiality of information entrusted to them.

B.   MEETINGS

     BSII Associates should avoid placing themselves in a position where they might receive Inside Information from another BSII Associate or officer, unless they have a legitimate need to know. When meetings occur with BSII Associates representing different general partners of BSII to discuss investment related matters or to make presentations to the same client or prospective client, the respective individuals shall determine if Inside Information is likely to be disclosed at the meeting. Where appropriate they should take steps, in consultation with the Compliance Director, to ensure that Inside Information does not "pass over" a Firewall. This may require alteration of the presentation or separate meetings or presentations. Additionally, someone familiar with compliance and the federal securities laws, such as the Compliance Director or an attorney familiar with the laws governing the use of Inside Information, could attend these meetings to ensure that there are no inadvertent violations of the securities laws.

C.   DUAL FUNCTION EMPLOYEES, OFFICERS, AND DIRECTORS

     The roles of individuals who perform dual functions for BSII and its affiliates should be limited to the extent reasonably practicable to reduce the likelihood of potential violations of Firewalls. Generally, BSII Associates who serve as officers or directors of Babson should not be involved in the investment or proxy voting decision making process or otherwise be made aware of currently existing, specific securities positions held by Stewart Ivory and its affiliates (including for BSII Advisory Clients) that are not publicly available. Likewise, BSII Associates who serve as officers or directors of Stewart Ivory should not be involved in the investment or proxy voting decision making process or otherwise be made aware of currently existing, specific securities positions held by Babson and its affiliates that are not publicly available.



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D.   DUTY TO DISCLOSE BREACHES OF FIREWALL(S)

     Any BSII Associate should inform the Compliance Director whenever they become aware of a breach in said Firewalls(s) including any instance whereby a BSII Associate becomes involved in the exercise of another member's investment or voting decision making process (or otherwise was made aware of specific securities positions held by such other member that are not publicly available).


          ARTICLE IV: CONFIDENTIALITY OF ADVISORY CLIENTS' TRANSACTIONS

Until disclosed in a public report to shareholders or public filing to the SEC, all information concerning Securities Being Considered for Purchase or Sale by or on behalf of BSII and/or any of its Advisory Clients shall be kept confidential and disclosed by BSII Associates only on a need to know basis in accordance with practices and policies developed and periodically reviewed for their continuing appropriateness by the Compliance Director.


            ARTICLE V: SUPERVISORY PROCEDURES AND PERSONAL LIABILITY

All supervisory personnel are responsible for the reasonable supervision of their staff to prevent and detect violations of this Code. Failure to supervise adequately can result in the supervisor being held personally liable for violations of the securities laws and this Code. Supervisors shall ensure that employees and/or consultants joining their departments are reported to the Compliance Department.














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                     PART THREE - CODE OF ETHICS RELATING TO
                        PERSONAL SECURITIES TRANSACTIONS

                           ARTICLE I: GENERAL POLICIES

A.   PERSONAL INVESTMENT ACTIVITIES

     In addition to the previously discussed duty to avoid illegal Insider Trading, the principles that govern personal investment activities for BSII Associates include:

     1. The duty at all times to place the interests of BSII and/or its Advisory Clients first;

     2. The requirement that all personal securities transactions be consistent with this Code so as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

     3. The fundamental standard that individuals should not take inappropriate advantage of their positions.

B. GENERAL PROHIBITIONS

     In connection with the purchase, sale or disposition of a Security Held Or To Be Acquired by BSII and/or its Advisory Clients no person may directly or indirectly:

     1. Use information concerning the investment intentions of or influence the investment decision making process of BSII and/or its Advisory Clients for personal gain or in a manner detrimental to the interests of BSII and/or its Advisory Clients;

     2. Employ any device, scheme or artifice to defraud BSII and/or its Advisory Clients;









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     3.  Make an untrue statement of a material fact;

     4. Omit to state a material fact necessary in order to make any statement made to BSII and/or its Advisory Clients, in light of the circumstances under which they are made, not misleading;

     5. Engage in any act, practice, or course of business that operates or would operate as fraud, deceit or breach of trust upon, or by, BSII and/or its Advisory Clients; or

     6. Engage in any manipulative practice with respect to BSII and/or its Advisory Clients.


                        ARTICLE II: SPECIFIC POLICIES FOR
            ACCESS PERSONS, INVESTMENT PERSONS AND PORTFOLIO MANAGERS

While this Code applies to all BSII Associates, there are specific policies that govern the personal investment activities of Access Persons, Investment Persons and Portfolio Managers.

A.   ACCESS PERSONS

     Access Persons are any BSII Associates who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding, the Securities being purchased, sold or considered for purchase or sale by BSII or by Advisory Clients. ACCESS PERSONS INCLUDE INVESTMENT PERSONS AND PORTFOLIO MANAGERS. Access Persons are subject to the following restrictions:

     1.  PURCHASE, SALE OR OTHER DISPOSITION OF SECURITIES

         No Access Person shall purchase, sell or otherwise dispose of any Security if that same Security is being purchased or sold or being considered for purchase or sale by or on behalf of BSII and/or its Advisory Clients, provided however, that this prohibition does not apply if the disposition involves Securities that are donated to a tax-exempt organization or if given to a member of the Access Person's Immediate Family.

     2.  SERVING ON BOARDS OF TRUSTEES OR DIRECTORS

         No Access Person may serve on the Board of Directors or Trustees of a business entity without prior written approval from a Managing Director of BSII . All Access Persons that wish to serve on a Board of Directors or Trustees shall submit a written request to the Compliance Director.

     3.  DUTY TO DISCLOSE POSSIBLE CONFLICTS OF INTEREST

         (A) To the extent that any Access Person has a Beneficial Interest in or Control of Securities of an issuer which is Being Considered for Purchase or Sale by BSII, he or

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              she shall disclose that actual or potential conflict of interest in writing to his or her manager with a copy to the Compliance Director;

         (B) Such disclosure must be made prior to the execution of the Securities transactions;

         (C) Transactions where Access Persons are known to have investments or interests deemed to be material by a Portfolio Manager or the Compliance Director must be brought to a Managing Director of BSII or his or her designee on a Required Approval basis; and

         (D) No Access Person having a Beneficial Interest or Control of Securities of an issuer shall unilaterally approve such a transaction involving the Securities of such issuer.

     4.  INVESTMENT CLUBS

         Participation by Access Persons in Investment Clubs is prohibited. Access Persons who were participating in Investment Clubs prior to January 1, 2000 are exempted from this restriction ("grandfathered"). However, those qualifying under the "grandfather" provision are prohibited from joining additional investment clubs. If a "grandfathered" Access Person makes a recommendation to an investment club, such Security must be precleared by the Compliance Director prior to trade execution. Additionally, Access Persons relying on the "grandfather" provision must disclose their participation and related holdings annually.

     5.  SHORT SALES INVOLVING BSII ADVISED OR SUB-ADVISED ENTITIES

         No Access Person shall sell short a Security issued by an entity for which BSII is an investment adviser or sub-adviser.








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      6. BUSINESS COURTESIES, GIFTS

         BSII Associates shall be subject to the policies adopted by their respective employers with respect to the giving and receiving of business courtesies and gifts.

B.   INVESTMENT PERSONS

     Investment Persons are BSII Associates employed by Stewart Ivory International who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the Securities being purchased or sold by BSII or by Advisory Clients. INVESTMENT PERSONS INCLUDE PORTFOLIO MANAGERS. In addition to the provisions of PART THREE, Article II(A) Access Persons, Investment Persons are subject to the following restrictions:

     1.  BAN ON SHORT-TERM PROFITS

         No Investment Person may profit from the purchase and sale, or sale and purchase, within any 60-day period, of any Security, except for those Securities types listed in Part THREE, Article III (A)(2)(a). Any profits realized on such trades will be disgorged pursuant to instructions from the Compliance Director.

     2.  PRIVATE PLACEMENTS

         No Investment Person may acquire any Security in a private placement without the express prior written approval of the Compliance Director.

     3.  INITIAL PUBLIC OFFERINGS

         No Investment Person or Portfolio Manager may purchase any Security in an Initial Public Offering except purchases of shares of a savings association, insurance company, or similar institution, under an existing right as a policyholder or depositor, that have been approved and precleared in advance by the Compliance Director.

C.   PORTFOLIO MANAGERS

     Portfolio Managers are Investment Persons who have DIRECT RESPONSIBILITY AND AUTHORITY TO MAKE INVESTMENT DECISIONS AFFECTING A PARTICULAR BSII INVESTMENT PORTFOLIO OR AN ADVISORY CLIENT ACCOUNT. In addition to the provisions of PART THREE, Article II(A) & (B), Portfolio Managers are subject to the following restrictions:

     1.  SEVEN-DAY "BLACKOUT" PERIOD

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         No Portfolio Manager may purchase, sell or dispose of any Security within seven (7) calendar days before or after the purchase or sale of that Security by BSII or an Advisory Client for which he or she is a Portfolio Manager. Any profits realized with respect to such purchase or sale shall be disgorged pursuant to instructions from the Compliance Director. Exempt from this provision are those Securities and transactions enumerated in PART THREE, Article III (A)(2)(a)-(e), (Please note items (f) and (g) from PART THREE, Article III (A)(2) are NOT exempt from this provision.)

     2.  CONTRA TRADING RULE

         No Portfolio Manager shall, without preclearance, sell out of his or her personal account or the account of any member of his or her Immediate Family any Security or related Security held by BSII and/or on behalf of its Advisory Client, for which he or she is a Portfolio Manager. Any profits realized with respect to such purchase or sale shall be disgorged pursuant to instructions from the Compliance Director

         Exempt from this provision are those Securities and transactions enumerated in PART THREE, Article III (A)(2)(a)-(e), (Please note items
         (f) and (g) from PART THREE, Article III(A)(2) are not exempt from these provisions.)




               ARTICLE III: PRECLEARANCE, DUPLICATE CONFIRMATIONS
             AND REPORTING PROCEDURES APPLICABLE TO BSII ASSOCIATES

     There are preclearance and a number of reporting requirements that apply to Access Persons, Investment Persons, and Portfolio Managers. The Compliance Director will make every effort to inform any individual that he or she qualifies as an Access Person, Investment Person and/or Portfolio Manager.

     A.  ACCESS PERSONS (INCLUDES INVESTMENT PERSONS AND PORTFOLIO MANAGERS)

     1.  PRECLEARANCE

         No Access Person may purchase, sell or otherwise acquire or dispose of any Security in which he or she has, or as a result of such transaction will establish, a Beneficial Interest or Control without the prior written approval of the Compliance Director. Preclearance is not required if Securities are donated to a tax-exempt organization or given as a gift between members of the Access Person's Immediate Family. PRECLEARANCE IS VALID ONLY FOR THE DAY IT IS OBTAINED.

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         Preclearance communications may be recorded for the protection of BSII and its Associates.



     2.  PRECLEARANCE EXEMPTIONS

         Certain transactions do not need to be precleared.

         (A)  EXEMPT SECURITIES AND FUNDS

              Purchases, sales or dispositions of the following types of
              Securities: direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered Open-End Investment Companies (closed-end mutual funds are not exempt from preclearance), and high quality short-term debt instruments, including repurchase agreements. High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

         (B)  NO DIRECT OR INDIRECT CONTROL OVER ACCOUNT

              Purchases, sales or dispositions of securities for an account over which an Access Person has no direct or indirect control, typically known as a "blind trust".

         (C)  INVOLUNTARY PURCHASES OR SALES

              Involuntary purchases or sales made by a Access Person, such as spin-offs of shares of an issuer to existing shareholders or a call of a debt Security by the issuer.

         (D)  DIVIDEND REINVESTMENT PLAN (DRIPS)

              Purchases which are part of an automatic dividend reinvestment plan or, regular monthly purchases through a U.K. investment trust savings scheme.

         (E)  PRO RATA DISTRIBUTIONS

              Purchases resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer (and the sale of such rights).

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         (F)  OTHER SECURITIES

              Purchases or sales of the following types of Securities: municipal general obligations, Securities held by a Trust established to fund the employee's retirement benefit plans such as a 401(k) plan, interests in Securities that are related to broad-based equity indices, and interest rate or commodity futures. Approval from the Compliance Director is required for these exemptions to be granted.

         (G)  DE MINIMIS S&P 500 OR FT-SE 100 PRECLEARANCE EXEMPTION

              Except as provided in the following paragraph, preclearance is not required for any acquisitions or dispositions of shares of stock and bonds issued by a company included in the Standard & Poor's 500 Index (the "S&P 500") or, for BSII Associates that are employees of Stewart Ivory, the FT-SE 100, if the total of such purchases, sales and dispositions does not exceed 1,000 shares of stock or $10,000 par value of bonds of a single issuer in any given calendar quarter.

              The De Minimis S&P 500 and FT-SE 100 preclearance exemption may NOT be used in connection with transactions in warrants, options and futures.

              A listing of the S&P 500 is available in the Babson Compliance Department and a listing of the FT-SE 100 is available from the Stewart Ivory Compliance Department.

     3.  DUPLICATE CONFIRMATIONS

         All Access Persons shall arrange for copies of confirmations of ALL personal Securities transactions involving a Securities account in which the Access Person has a Beneficial Interest or Control to be sent promptly by the Access Person's broker(s) directly to the Compliance Director. Accounts which may only hold Open-End Investment Companies are exempt from this reporting requirement.

     4.  INITIAL HOLDINGS REPORT

         New Access Persons must file a report disclosing the title, number of shares, and principal amount of all Securities in which they have any direct or indirect beneficial ownership when the Access Person became an Access Person and the name of any broker, dealer, or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date when the person became an Access Person, and the date that the report is submitted by the Access Person. This Initial Holding Report is due within ten days after the person became an Access Person.

     5.QUARTERLY REPORTS

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         (A)  THE SEC REQUIRES that all Access Persons, within ten (10) calendar days after the end of each calendar quarter, make a written report (the "Quarterly Report") certifying to the Compliance Director that the Quarterly Report lists all Security transactions in which the Access Person has a Beneficial Interest or over which the Access Person exercises Control. Copies of broker prepared periodic securities account statements ("Account Statement") may be attached to the Quarterly Report in lieu of listing each of the transactions detailed in the Account Statement on the Quarterly Report so long as all information required in the Quarterly Report is contained in the Account Statement. The Quarterly Report form will be sent out to Associates at the end of the quarter. Late filers are in technical violation of the law and will be subject to disciplinary action.

         (B) Each Quarterly Report must contain: (i) with respect to each reportable transaction for the quarter, the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved, the nature of the transaction (e.g. purchase or sale), the price at which the transaction was effected; and the name of the broker, dealer, or bank with or through which the transaction was affected; (ii) with respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person: the name of the broker, dealer or bank with whom the Access Person established the account and the date the account was established; and (iii) the date that the report is submitted by the Access Person.

         (C) All Security transactions are reportable, even those exempt from the preclearance requirements except those exempt Securities described in;

                 o        PART THREE, Article III (A)(2)(a) and (b)

              Notwithstanding the above, any transaction involving shares of an Open-End Investment Company that is advised by BSII MUST be reported in the Quarterly Report.

       6. ANNUAL CERTIFICATION OF UNDERSTANDING AND COMPLIANCE

         All Access Persons shall within 10 days of employment and at least annually thereafter, certify to the Compliance Director that they have read and understand this Code, recognize that they are subject to it, have complied with its requirements and have disclosed or reported all required personal Securities transactions and holdings.

 B.  ACCESS PERSONS  - ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

     All Access Persons shall, at least annually, disclose all Securities, except as indicated in PART THREE, Article III(A)(2)(a) and (b), to the Compliance Director in an Annual Disclosure of Personal Securities Holdings Report, (i) all Securities (title, number of shares and principal amount) in which he or she has a Beneficial Interest or Control, and (ii) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and (iii)

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     the date the report is submitted by the Access Person. Only Securities described in PART THREE, Article III(A)(2)(a) and Securities in accounts described in (b) are exempt from the Annual Disclosure Requirement. The information contained in the report must be current as of a date no more than 30 days before the report is submitted. Any Open-End Investment Company managed by DLB must be disclosed.









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                         PART FOUR - COMPLIANCE DIRECTOR

                         ARTICLE I: COMPLIANCE DIRECTOR

The role of the Compliance Director is critical to the implementation and maintenance of this Code.

A.   APPOINTMENT

     The President of each general partner of BSII shall designate a compliance director (the "Compliance Director") who shall have the authority and responsibility to administer this Code as it applies to the operations of that BSII general partner and/or its Advisory Clients.

B.   PREVENTION OF VIOLATIONS

     The Compliance Director shall be, or shall become, familiar with investment compliance practices and policies and shall report any material inadequacy to the Managing Directors of BSII and the chief legal officer of Babson and Stewart Ivory, if any.

     The Compliance Director shall:

     1. Furnish all Access Persons with a copy of this Code and periodically inform them of their duties and obligations thereunder;

     2. Obtain signed certifications from each Access Person stating that: (a) such Access Person has received a copy of the Code; (b) has read it;
         (c) understands it; and (d) is either in compliance with all of its provisions or has disclosed in writing to the Compliance Director any instance of actual or possible violation of the Code;

     3. Conduct periodic educational programs to explain the terms of this Code and applicable securities laws, regulations and cases;

     4. Answer questions regarding this Code, and keep abreast of changes in applicable laws and regulations;

     5. Interpret this Code consistent with the objectives of applicable laws, regulations and industry practices;

     6. Consistent with this Code and applicable SEC rules, promptly review, and in writing either approve or disapprove, each request of BSII Associates for clearance to trade in specified Securities for or on behalf of BSII, one or more Advisory Clients, or for their personal account;




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

     7. Conduct audits, inspections and investigations as necessary or appropriate to prevent or detect possible violations of this Code. Report, with his or her recommendations, any apparent and material violations of this Code to the Managing Directors of BSII and the Chief Legal Officer of each general partner of BSII. Report, where appropriate, to the Managing Directors of BSII, or any Committee appointed by them to deal with such information;

     8.  Develop and maintain one or more Restricted Lists.

     9. Determine whether particular Securities transactions qualify for the De Minimis S&P 500 or FT-SE 100 Exception from preclearance as set forth in PART THREE, Article III(A)(2)(g) De Minimis S&P 500 and FT-SE 100 Exception.

     10. Grant exceptions or exemptions on a transaction, an individual or a class basis, to any of the provisions of PART III, Article III:
         Preclearance, Duplicate Confirmations and Reporting Procedures applicable to BSII Associates, provided that such exceptions or exemptions are consistent with the spirit of the principles on which this Code is premised.

     11. Periodic reviews of all personal Securities transactions effected by Access Persons, the scope and frequency of such review to be determined by the Compliance Director.

     12. Oversee the manner of disposition of any profits required to be disgorged in conformance with company guidelines.

     13. Designate one or more persons to have the authority and responsibility to act on behalf of the Compliance Director when necessary or appropriate;

     14. Maintain confidential information regarding personal Securities transactions and holdings and only disclose such information to persons with a clear need to know, including state and federal regulators when required or deemed necessary or appropriate by the Compliance Director in conformance with the provisions of the Code;

     15. Develop policies and procedures designed to implement, maintain and enforce this Code;

     16. Resolve issues of whether information received by a BSII Associate constitutes Inside Information;

     17. Confirm that there are department supervisors implementing this Code;

     18. Develop, implement, review, and revise specific firewall procedures consistent with SEC rules and this Code; and

     19. Review this Code on a regular basis and recommend to the Managing Directors amendments, as are necessary or appropriate.

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

C.   DETECTION OF VIOLATIONS

     To prevent and detect Insider Trading, the Compliance Director shall:

     1. Review the trading activity and Holdings reports filed by each Access Person;

     2.  Review duplicate brokerage confirmations required of each Access
         Person.

     3.  Review the trading activity of BSII and its Advisory Clients; and

     4. Coordinate the review of such reports with other appropriate officers, directors or employees of BSII and its affiliates.

D.   REPORTS AND RECORDS

     1.  REPORTS

         The Compliance Director shall:

         (A) Prepare a quarterly report containing a description of any material violation requiring significant remedial action during the past quarter and any other significant information concerning the application of this Code. The Compliance Director shall submit the report to BSII's Managing Directors and the Chief Legal Officer of each general partner of BSII and the Board of Trustees of each mutual fund potentially affected.

         (B) Prepare written reports at least annually summarizing any exceptions or exemptions concerning personal investing made during the past year; listing any violations requiring significant remedial action; identifying any recommended changes to the Code or the procedures thereunder. The report should include any violations that are material, any sanctions imposed to such material violations and report any significant conflicts of interest that arose involving the personal investment policies of the organization, even if the conflicts have not resulted in a violation of the Code. The Compliance Director shall submit the Report to BSII's Managing Directors, the Chief Legal Officer of each BSII general partner, and the Board of Trustees of each mutual fund. The report to the Board of Trustees shall certify that BSII and the DLB Fund Group have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

              More frequent reports may be appropriate in certain circumstances, such as when there have been significant violations of a code or procedures, or significant conflicts of interest arising under the code or procedures.




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

     2.  RECORDS

         The Compliance Director shall maintain or cause to be maintained, the following records:

         (A) A copy of this Code or any other Code of Ethics which has been in effect during the most recent 5-year period;

         (B) A record of any violation of any such Code and of any action taken as a result of such violation in the 5-year period following the end of the fiscal year in which the violation took place;

         (C) A copy of each report made by the Compliance Director for a period of 5 years from the end of the fiscal year of BSII and of the DLB Fund Group, as applicable, in which such report is made or issued;

         (D) A list of all persons currently or within the most recent 5-year period who are or were required to make reports pursuant to this, or a predecessor Code, or who are or were responsible for reviewing these reports; along with a copy of all Initial Holdings Reports, Quarterly Reports, Annual Reports, Preclearance Forms and Duplicate Confirmations filed during that same period;

         (E) An up-to-date list of all Access Persons, Investment Persons and Portfolio Managers with an appropriate description of their title or employment; and

         (F) A record of the approval of, and rationale supporting, the acquisition of Securities in IPO's and private placements for at least five years after the end of the fiscal year in which the approval is granted.

         The aforementioned records shall be maintained in an easily accessible place for the time period required by applicable SEC rules.





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

                         PART FIVE - GENERAL INFORMATION

                     ARTICLE I: NO BSII LIABILITY FOR LOSSES

BSII, its affiliates and/or its Advisory Clients shall not be liable for any losses incurred or profits avoided by any BSII Associate resulting from the implementation or enforcement of this Code. BSII Associates should understand that their ability to buy and sell Securities is limited by this Code and that trading activity by BSII and/or its Advisory Clients may affect the timing of when an Access Person can buy or sell a particular Security.


                        ARTICLE II: REPORTING VIOLATIONS

Any BSII Associate who knows or has reason to believe that this Code has been or may be violated shall bring such actual or potential violation to the immediate attention of the Compliance Director.

                      ARTICLE III: PENALTIES FOR VIOLATIONS

Individuals who trade on or inappropriately communicate Inside Information are not only violating this Code but are also involved in unlawful conduct. Penalties for trading on or communicating Inside Information can be severe, both for the individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if they do not personally benefit from the violation. Penalties may include civil injunctions, payment of profits made or losses avoided ("disgorgement"), jail sentences, fines for the person committing the violation of up to three times the profit gained or loss avoided, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Code shall be subject to the imposition of such sanctions by BSII as may be deemed appropriate under the circumstances to achieve the purposes of applicable SEC rules and this Code. Such sanctions could include, without limitation, bans on personal trading, reductions in salary increases, the forfeiture of incentive compensation benefits, disgorgement of trading profits, transfer to another position at BSII or its affiliates, suspension of employment and termination of employment.

                             ARTICLE IV: AMENDMENTS

     This Code may not be amended as to any entity that adopts it except in a written form approved by a vote of each general partner of BSII and, with respect to a material change to the Code, by the Board of Trustees of The DLB Fund Group or Babson-Stewart Ivory International Fund no later than six months after the adoption of the material change.




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

                             ARTICLE V: DEFINITIONS

ACCESS             As defined in Part Three, Article II: Specific Policies for
PERSONS            Access Persons, Investment Persons and Portfolio Mangers.

ADVISORY           means any person who has an investment advisory services
CLIENT             agreement with BSII.

ASSOCIATES         As defined in Part One - Introduction

BEING              A Security is deemed as "Being Considered for Purchase or
CONSIDERED FOR     Sale" when a recommendation to purchase or sell such Security
PURCHASE OR SALE   has been made and communicated to a portfolio manager, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

BENEFICIAL         means any interest by which: (a) an Access Person exercises
INTEREST OR        direct or indirect control over the purchase, sale or other
CONTROL            disposition of a Security; or (b) an Access Person or any
                   member of his or her Immediate Family can directly or indirectly derive a monetary/financial interest from the purchase, sale, disposition or ownership of a Security.

                   Examples of indirect monetary/financial interests include:
                   (a) interests in partnerships and trusts that hold Securities but does not include Securities held by a blind trust or by a Trust established to fund employee retirement benefit plans such as 401(k) plans; (b) a performance-related fee received by the Access Person for providing investment advisory services; and (c) a person's rights to acquire Securities through the exercise or conversion of any derivative instrument.

CLOSED-END         means a mutual fund with a set number of shares issued and
INVESTMENT         distributed to investors in a public offering, identical to
COMPANY            the way corporate Securities reach public hands. A Closed-End
                   Investment Company's capitalization is basically fixed
                   (unless an additional public offering is made). After the public offering stock is distributed, anyone who wants to buy or sell shares does so in the secondary market (either on an exchange or over the counter). Also, see definition of Open-End Investment Company.

COMPLIANCE         means the person designated by the President of each BSII
DIRECTOR           general partner to be principally responsible for the
                   prevention and detection of violations of this Code and related laws and regulations as it applies to BSII Associates who are employed by that general partner or one of its affiliates.

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

IMMEDIATE          means related by blood or marriage AND living in the same
FAMILY             household includes: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, "significant other", sibling, mother-, father-, son-, daughter-, brother or sister-in-law, and any adoptive relationships. The Compliance
                   Director, after reviewing all the pertinent facts and circumstances, may determine that an indirect Beneficial
                   Interest in Securities held by members of the Access Person's
                   Immediate Family does not exist.

INSIDER means, in most cases, employees, officers and directors of a company. In addition, a person may become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of another company's affairs and as a result is given access to information solely for BSII and/or its Advisory Client's purposes. A temporary insider could include a company's attorneys, accountants, bank lending officers and printers. A BSII Associate, such as a securities analyst, may become a temporary insider of another company if the other company expects such person to keep the disclosed non-public information confidential and the relationship at least implies such a duty.

INSIDE             means Material Information that is Non-Public Information.
INFORMATION

INSIDER TRADING    means trading in Securities (whether or not one is an
                   "Insider") while having Inside Information, or to communicating Inside Information to others. While the law concerning insider trading is not static, it is generally understood to prohibit:

                   1. trading by an Insider, while in possession of Inside Information; or

                   2. trading by a non-insider, while in possession of Inside Information, where the information either was disclosed to the non-insider in violation of an Insider's duty to keep it confidential or was misappropriated; or

                   3. communicating Inside Information to others by either an Insider or a non-insider prohibited from trading by Part II of this Code.

INVESTMENT CLUB    means a group of people who pool their assets in order to
                   make joint decisions (typically a vote) on which Securities to buy, hold or sell.

INVESTMENT         means any Access Person who provides information and/or
PERSON             advice to Portfolio Managers or who helps execute a Portfolio
                   Manager's decisions (e.g., traders, and analysts).

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

MATERIAL           means information for which there is a substantial likelihood
INFORMATION        that a reasonable investor would consider it important in
                   making an investment decision, or information that is reasonably certain to have a significant effect on the price of a company's Securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, merger, acquisition or divestiture proposals or agreements, information relating to a tender offer, major litigation, liquidity problems, significant management developments, expansion or curtailment of operations, significant increases or decreases in purchase orders, new products or discoveries, adverse test results of new products, extraordinary borrowing, purchase or sale of substantial assets, and capital restructuring (including issue of rights, warrants or convertible securities).

                   Material Information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper column that may be expected to affect the market price of a Security can be considered material information.

                   NO SIMPLE TEST EXISTS TO DETERMINE WHEN INFORMATION IS MATERIAL. FOR THIS REASON, YOU SHOULD DIRECT ANY QUESTIONS WHATEVER ABOUT WHETHER INFORMATION IS MATERIAL TO THE COMPLIANCE DIRECTOR.

NON-PUBLIC         means information that has not been effectively communicated
INFORMATION        to the market place. In order for information to be
                   considered "public", one must be able to point to some fact to show that the information is generally available to the public and the securities markets have had a reasonable time to respond. For example, the following information would be considered public information: (a) information found in a public filing with the SEC or a stock exchange; (b) information disseminated by the issuer or securities analysts to the investment community through written reports or public meetings; or (c) information appearing in Bloomberg, Dow
                   Jones News Service, Reuters Economic Services, The Wall
                   Street Journal or other publications of general circulation.

                   Information has not been effectively communicated to the public if there has been: (a) selective disclosure to BSII or other institutional investors or to select groups of analysts or brokers; (b) partial disclosure as long as a material component of the Inside Information remains undisclosed; or
                   (c) insufficient time for a relevant securities market(s) to trade on the information.

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

OPEN-END           means a mutual fund that issues its shares in open-ended
INVESTMENT         offerings. New shares are continuously created as investors
COMPANY            buy them. Investors who want to sell shares sell them back to the company (which redeems them) rather than to another investor. The capitalization of such a mutual fund is open-ended; as more investors buy mutual fund shares, the fund's capital expands. By the same token when investors liquidate their holdings, the fund's capital shrinks. Also, see definition of Closed-End Investment Company.

PORTFOLIO          means an Investment Person who has the direct responsibility
MANAGER            and authority to make investment decisions affecting a
                   particular BSII and/or Advisory Client's account or portfolio.

RESTRICTED LIST    means a list(s) maintained by each BSII general partner or its affiliates that includes the names of the Securities of which are being actively traded, Being Considered for Purchase or Sale by BSII and/or its Advisory Clients, and the names of any issuer about whom BSII has Inside Information or on whose board of directors BSII Associates serve. An issuer, or Security, as applicable, will be removed from the Restricted List when what had been Inside Information becomes available to the public, when the interlocking directorate no longer exists or when what had been a Security Being
                   Considered for Purchase or Sale is no longer under such consideration. Each analyst and trader is responsible for ensuring that all issuers with whom they have worked are properly reflected in the Restricted List in accordance with provisions of this Code.

                   The content of the Restricted List is confidential and will be distributed only to those that have a need to know the identity of the issuers in the context of performing their job responsibilities;

SECURITY means any stock or transferable share; note, bond, debenture or other evidence of indebtedness, investment contract, any warrant or option to acquire or sell a Security, any financial futures contract, put, call, straddle, option, or any interest in any group or index of Securities, or in general, any interest or instrument commonly known as a "Security."


SECURITY HELD      means any Security which, within the most recent 15 days, (i)
OR TO BE           is or has been held by BSII and/or an Advisory Client or (ii)
ACQUIRED           is being or has been considered by BSII for itself and/or its
                   Advisory Clients. This includes any option on a Security that is convertible into or exchangeable for, any Security that is held or to be acquired. The Compliance Director may amend this definition to the extent necessary to comply with Rule
                   17j-1 of the Investment Company Act of 1940.


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